                                                                    EXHIBIT 99.1


                              [SUREBEAM LETTERHEAD]

                                  PRESS RELEASE

                      SUREBEAM NAMES TERRANCE J. BRUGGEMAN
                         AS NEW CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------
SAN DIEGO, CA. SEPTEMBER 16, 2003 - SUREBEAM CORPORATION (NASDAQ: SUREE) today announced that its Board of Directors has elected Terrance J. Bruggeman to the positions of President and Chief Executive Officer and as a member of the Board of Directors.

"We are pleased to attract Mr. Bruggeman who has an exceptional track record in successfully commercializing technology-based companies and an equal record of managing businesses through challenging transitions," said John C. Arme, Chairman and interim Chief Executive Officer. Mr. Arme will remain as Chairman of the Board and assist in the leadership transition.

"SureBeam has a life-saving technology solution to a very serious public health problem that causes thousands of deaths each year," said Mr. Bruggeman. "It is of great importance to society to get this technology accepted and used worldwide to address unnecessary food-borne illness. In addition, the SureBeam technology is very effective in reducing food and flower infestation, as well as reducing spoilage. We have every intention of making the necessary changes in our business model to succeed in this vision."

Prior to joining SureBeam, Mr. Bruggeman served as Chairman and CEO with Aspetuck Capital Partners, Inc., a life science investment-banking firm. Aspetuck provides strategic advice, collaboration development, and merger and acquisition assistance for the biotech and medical technology industry.

From early 2000 to mid 2002, Bruggeman was Chairman, President and CEO of Provasis Therapeutics, Inc., a therapeutic medical device company treating vascular diseases of the brain. From mid-1996 to early 1999, he was Chairman, President and CEO of Diversa Corporation (NASDAQ: DVSA), a biotechnology company developing novel enzymes and other bioactive compounds for use in agriculture, food and feeds, chemical processing, industrial and drug discovery applications.

For more than 15 years, Mr. Bruggeman served as an interim CEO or advisor to financially troubled companies. He also was the founder and Senior Managing Director of the Financial Restructuring Group of Bear, Stearns [and] Company, a major Wall Street investment banking company.


                                   -- more --

In addition, the Company announced that it is undertaking a detailed review of its business in light of a slower than expected growth in domestic processing volumes and delays in the progress of several of its system sales contracts. Recently the Company announced that it was seeking to consolidate its U. S. processing services business by closing its Vernon, California facility since the capacity utilization is currently inadequate to accomplish profitability in this business segment in the near term. The Company anticipates it will not meet its forecasted growth for 2003 and its EBITDA losses for 2003 will be greater than expected. Therefore, the Company withdraws its prior revenue and EBITDA loss guidance for 2003.

During the past several months, SureBeam has taken a series of steps to reduce its cost structure including a significant reduction in its workforce and a reduction in its marketing expenditures. The Company continues to evaluate other opportunities to improve the adequacy of the cash resources available to execute its business plan, including the raising of additional capital.

On August 21, SureBeam dismissed Deloitte [and] Touche as its auditing firm. The Company's Audit Committee of its Board of Directors has engaged a national accounting firm to conduct an independent review of certain of its past and present accounting policies. Following the completion of this work, the Audit Committee intends to appoint new auditors to complete the review of its second and third quarter financial results.

Over the last several weeks the Company, along with several of its current and former executive officers, has been the subject of a number of lawsuits alleging, among other things, that it has issued false and misleading information about the Company and its prospects. SureBeam strongly denies any wrongdoing and believes the lawsuits are without merit. The Company intends to vigorously defend itself against these allegations.

Pursuant to the terms of Mr. Bruggeman's three-year employment agreement, the Company will grant him an initial option covering 1,500,000 shares of common stock. The option stipulates that the shares can be purchased at the market price as of close of business, Monday, September 15, and will vest over the period of his contract.

Headquartered in San Diego, California, SureBeam Corporation operates processing service centers located in Glendale Heights, Illinois; Sioux City, Iowa; College Station, Texas; and Rio de Janeiro, Brazil. The Company is a leading provider of electron beam food safety systems and services for the food industry. SureBeam's technology significantly improves food quality, extends product freshness, and provides disinfestation that helps to protect the environment. The SureBeam patented system is based on proven electron beam and x-ray technology that destroys harmful food-borne bacteria much like thermal pasteurization does to milk. This technology can also eliminate the need for toxic chemical fumigants used in pest control that may be harmful to the earth's ozone layer.


                                   -- more --

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include statements that do not relate strictly to historical or current facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into new commercial food markets that require the company to develop demand for its product, its ability to access capital markets, the risk that purchase orders placed with the Company will not result in sales, and other risks described in the Company's Securities and Exchange Commission filings.

--------------------------------------------------------------------------------
     MEDIA CONTACT FOR SUREBEAM: MARK STEPHENSON, VICE PRESIDENT, CORPORATE
           COMMUNICATIONS, (858) 795-6227 OR MSTEPHENSON@SUREBEAM.COM

 INVESTOR RELATIONS CONTACT FOR SUREBEAM: KRISTA MALLORY, DIRECTOR OF INVESTOR
                RELATIONS, (858) 795-6300 OR INVEST@SUREBEAM.COM

     IF YOU WOULD LIKE TO RECEIVE PRESS RELEASES VIA ELECTRONIC MAIL, PLEASE
                       CONTACT PRESSRELEASES@SUREBEAM.COM
--------------------------------------------------------------------------------


         PRESS RELEASES AND OTHER SUREBEAM INFORMATION ARE AVAILABLE ON
            SUREBEAM CORPORATION'S WEB SITE: HTTP://WWW.SUREBEAM.COM